Exhibit 10.15

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LICENSE AGREEMENT

This LICENSE AGREEMENT (this “Agreement”) is made and entered into this 5th day of March, 2003 (the “Effective Date”), by and between BOSTON SCIENTIFIC CORPORATION (“BSC”), a Delaware corporation and OSIRIS ACQUISITION II, INC. (“Osiris”), a Delaware corporation (each a “Party,” and collectively, the “Parties”).

WITNESSETH:

WHEREAS, the Parties are parties to that certain Investment Agreement of even date herewith (the “Investment Agreement”), that certain Development Agreement of even date herewith (the “Development Agreement”), that certain Contract Manufacturing Agreement of even date herewith (the “Contract Manufacturing Agreement”), that certain Loan Agreement of even date herewith and that certain Investor Rights Agreement of even date herewith (collectively, the “Transaction Documents”);

WHEREAS, Osiris is active in a number of fields covered by the Transaction Documents but lacks the resources that are necessary to conduct clinical trials and bring certain products into the market, while at the same time BSC has such means but lacks the necessary technology and intellectual property rights to enter into the fields covered by the Transaction Documents;

WHEREAS, the essential aim of Osiris and BSC in entering into the Transaction Documents is therefore to transfer certain of Osiris’ intellectual property rights as set forth in this Agreement to ensure adequate access of certain products covered by the Transaction Documents to the markets; and

WHEREAS, pursuant to the transactions contemplated by the Transaction Documents, the Parties agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual representations, agreements and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
DEFINITIONS

SECTION 1.01 General.  As used herein, the following terms shall have the following meanings:

“Action” means any claim, lawsuit or other action.

“Affiliate” means any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with another Person.

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“Approval” shall have the meaning set forth in the Development Agreement.

“Average Selling Price” or “ASP” has the meaning set forth in Exhibit C.

“Bankruptcy Code” has the meaning set forth in Section 8.13.

“BSC Election Period” has the meaning set forth in Section 2.04.

“BSC Indemnitee” means BSC, its Affiliates, and each of their respective directors, officers, employees and agents.

“Burns Lawsuit” means any claims that are asserted now or in the future against Osiris, any predecessor thereof, or BSC in Burns v. Friedli, et al. Case No. 24-C-02-00903, currently pending in the Circuit Court for Baltimore City, Maryland, and all subsequent proceedings, including without limitation, appellate proceedings, related thereto.

“Business Day” means any day that is not a Saturday, a Sunday or any other day on which banks are required or authorized by Law to be closed in The City of New York.

“Change of Control” means, with respect to a Person, an event where another Person (alone or together with such Person’s Affiliates) (i) consummates a merger, consolidation, reorganization or similar transaction or series of related transactions, whether direct or indirect, with such first Person, (ii) acquires beneficial ownership of greater than thirty-five percent (35%) of the capital stock of such first Person, (iii) acquires by sale, transfer or other disposition substantially all of the assets of such first Person, whether in one transaction or in a series of related transactions, or (iv) otherwise acquires Control of such first Person.

“Commercialize” has the meaning set forth in Section 2.06.

“Confidential Information” means all nonpublic proprietary information and materials (whether or not patentable), disclosed by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”), irrespective of the manner in which the Disclosing Party disclosed such information, in furtherance of this Agreement, including, but not limited to, substances, formulations, techniques, methodology, equipment, data, reports, correspondence, know-how, manufacturing documentation and sources of supply, as well as the existence of this Agreement.

“Control” means, with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“EEA” shall mean the European Economic Area.

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“Encumbrance” means any security interest, pledge, hypothecation, mortgage, lien (including, without limitation, environmental and tax liens) or other encumbrance.

“FDA” means the United States Food and Drug Administration.

“Field” means any and all applications in the treatment of disease, dysfunction, injury or other abnormalities of (i) the heart or (ii) the circulatory system.

“Force Majeure” has the meaning set forth in Section 8.15.

“Intellectual Property” means all intellectual property rights, including without limitation (i) United States and foreign patents and patent applications, divisions, continuations, continuations-in-part, reissues, renewals, reexaminations, requests for continued examination, supplemental registrations or extensions thereof, (ii) trademarks, whether registered or unregistered and applications for registration thereof, (iii) copyrights, whether registered or unregistered and applications for registration thereof, and (iv) Know-How.

“Inventions” has the meaning set forth in the Development Agreement.

“Joint Invention” has the meaning set forth in the Development Agreement.

“Know-How” means all formulae, procedures, trade secrets, know-how, technology, plans, methods, processes, specifications, models, protocols, techniques, technical or proprietary information and data (including, without limitation, formulae, experimentation, design, testing, manufacturing and regulatory data, and products, compositions and procedures), and patentable and unpatentable Inventions that are not disclosed in a published patent application or patent or otherwise publicly available.

“Law” means any United States or non-United States federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law.

“License Fees” has the meaning set forth in Section 4.01.

“Licensed Technology” has the meaning set forth in Section 2.01.

“Losses” means any losses, liabilities, awards, interest, judgments, penalties, expenses (including, without limitation, reasonable attorneys’ fees and expenses), costs or damages.

“MSC” means mesenchymal stem cells as described in Exhibit B.

“MSC Products” means applications of MSC Technology in the Field.

“MSC Technology” means all proprietary information relating to MSC that is owned by or licensed to Osiris, as of the Effective Date and/or any time during the Term of this Agreement, including without limitation, formulae, procedures, trade secrets, know-how,

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technology, plans, methods, processes, specifications, models, protocols, techniques and experimentation, and design, testing and manufacturing data, whether or not protected by patent, copyright or other statutory means, and including all methods, processes, products, compositions and procedures used in the manufacture, production, testing, evaluation and packaging of any MSC Products.

“MSC Technology Improvements” means all MSC Technology (i) created, obtained or otherwise acquired by Osiris after the Effective Date or (ii) in-licensed to Osiris from a Third Party after the Effective Date.

“Net Sales” shall mean gross revenues from the sale by BSC or its Affiliates of Final Products to Third Parties, less (i) trade and/or quantity discounts actually allowed, (ii) sales, value added or other excise taxes and import duties of a similar nature paid and invoiced to customers, and (iii) amounts repaid or credited by reason of purchase chargebacks or rebates.

“Osiris Indemnitee” means Osiris, its Affiliates, and each of their respective directors, officers, employees and agents.

“Osiris Improvements” means any and all (i) Osiris Patent Improvements, including all Intellectual Property therein and (ii) MSC Technology Improvements, including all Intellectual Property therein.

“Osiris Improvement Notice” has the meaning set forth in Section 2.04.

“Owned Licensed Technology” means Licensed Technology owned by Osiris.

“Osiris Patent Improvements” means all Patents (i) granted, obtained, or otherwise acquired by Osiris after the Effective Date or (ii) in-licensed to Osiris from a Third Party after the Effective Date.

“Patents” means all United States and foreign patents and patent applications, provisionals, divisions, continuations, continuations-in-part, reissues, reexaminations or extensions thereof owned by or licensed to Osiris, as of the Effective Date and/or any time during the Term of this Agreement, including but not limited to those patents and applications set forth in Exhibit A.

“Person” means an individual, partnership, joint venture, corporation, limited liability company, trust, unincorporated organization or other entity (including, without limitation, any “group” within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934).

“Proceeding” has the meaning set forth in Section 3.03.

“Products” means applications of MSC Technology to treat (i) acute myocardial infarction and (ii) chronic ischemia.

“Royalties” has the meaning set forth in Section 4.02.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST.  REDACTED MATERIAL IS MARKED WITH A “*” AND BRACKETS AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

“Sublicensed Technology” means all Licensed Technology that is not Owned Technology but instead licensed to Osiris from another Person, as scheduled in Exhibit D.

“Subsequent Products” means applications of MSC Technology in the Field, other than Products.

‘Term” has the meaning set forth in Section 7.01.

‘Third Party” means a Person who is not a Party or an Affiliate of a Party.

“Transfer Price” has the meaning set forth in the Contract Manufacturing Agreement.

“Trademark” has the meaning set forth in Section 2.03.

“TTBE” shall have the meaning set forth in Section 7.01.

ARTICLE II
GRANT OF RIGHTS

SECTION 2.01 License.  Subject to the terms and conditions of this Agreement, Osiris hereby grants BSC a worldwide, exclusive license under the Patents and MSC Technology, including all Intellectual Property therein, in existence as of the Effective Date (subject to Section 2.04) (collectively the “Licensed Technology”) for the sole purpose of developing, making, having made, marketing, distributing, having distributed, using, exporting, selling and offering to sell MSC Products.  The foregoing license grant is nonsublicensable by BSC except to (i) BSC’s Affiliates and Third Party contract manufacturers (where such sublicenses shall be subject to the terms and conditions of the Contract Manufacturing Agreement and the Development Agreement) and (ii) Osiris for the purpose of performing in accordance with the Development Agreement and Contract Manufacturing Agreement (where Osiris may further sublicense only to Osiris’ Affiliates and Third Party contract manufacturers for purposes of performance under the Contract Manufacturing Agreement and Development Agreement).  For the avoidance of doubt, (i) no license is granted by Osiris to BSC to use any of the Licensed Technology outside the Field, (ii) except as expressly authorized pursuant to the Development Agreement and Contract Manufacturing Agreement, Osiris may not commercialize any of the Licensed Technology in the Field, (iii) Osiris may not license any of the Licensed Technology for use in the Field to any Person, except BSC, (iv) nothing in this Agreement shall affect any of Osiris’ rights to the Licensed Technology outside the Field, and (v) nothing in this Agreement shall prevent Osiris from licensing (including, without limitation, exclusively) the Licensed Technology for use solely outside of the Field.  In the event an agreement governing Osiris’ use or sublicensing of Sublicensed Technology is terminated by Osiris or the owner or licensor of such Sublicensed Technology, then, at BSC’s option, the sublicenses under such Sublicensed Technology granted to BSC shall survive such termination to the extent allowed by and in accordance with the terms and conditions of the agreement between the owner or licensor of the Sublicensed Technology and Osiris and pursuant to the terms and conditions of this Article II.

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SECTION 2.02 License to Sublicensed Technology.  Osiris shall obtain, at its expense, all necessary consents and approvals to effectuate the licenses granted pursuant to Section 2.01 with respect to Licensed Technology that is in the form of Sublicensed Technology.

SECTION 2.03 Trademark License.

(a)           Osiris and BSC shall work together to select a trademark to be used for the Product (“Trademark”), such Trademark must be agreed to by both Parties prior to use by either Party.  Osiris shall own and maintain all right, title and interest in and to Trademark, subject to the license granted under this Section 2.03.

(b)           Osiris hereby grants BSC a fully paid up, royalty-free, worldwide, non-assignable license to use Trademark in connection with the promotion, marketing, sale, distribution and delivery of the MSC Products during the term of this Agreement.  This license shall be non-sublicensable except with the prior written consent of Osiris, which consent shall not be unreasonably withheld.  BSC shall be obligated to use Trademark in connection with the promotion, marketing, sale, distribution or delivery of any MSC Product and in accordance with Osiris’s guidelines governing the use of Trademark.  Osiris shall take such actions as are reasonably required to maintain Trademark in effect, and shall inform BSC of any changes in or additions to Trademark.

SECTION 2.04 Notice of and Election as to Osiris Improvements.  Upon the discovery, invention or acquisition (including in-licensing) from a Third Party of an Osiris Improvement, in each case by Osiris, the definition of “Licensed Technology” shall automatically be deemed to include such Osiris Improvement and the license granted to BSC to Licensed Technology under Section 2.01 shall include such Osiris Improvement.  The effect of the foregoing shall be that, as set forth in Section 2.01, Osiris shall have granted BSC a worldwide, exclusive license under such Osiris Improvement, including all Intellectual Property therein, effective as of such discovery, invention or acquisition, for the sole purpose of developing, making, having made, marketing, distributing, having distributed, using, exporting, selling and offering to sell MSC Products, the foregoing license grant nonsublicensable by BSC except to (i) BSC’s Affiliates and Third Party contract manufacturers (where such sublicenses shall be subject to the terms and conditions of the Contract Manufacturing Agreement and the Development Agreement) and (ii) Osiris for the purpose of performing in accordance with the Development Agreement and Contract Manufacturing Agreement (where Osiris may further sublicense only to Osiris’ Affiliates and Third Party contract manufacturers for purposes of performance under the Contract Manufacturing Agreement and Development Agreement).  With respect to each such Osiris Improvement, Osiris shall notify BSC of such discovery, invention or acquisition (an “Osiris Improvement Notice”).  Each Osiris Improvement Notice shall be deemed an offer by Osiris to BSC to remove such Osiris Improvement from the definition of “Patents” (if an Osiris Patent Improvement) and “Licensed Technology” and to remove such Osiris Improvement from the license granted to BSC under Section 2.01.  BSC shall have thirty (30) days (the “BSC Election Period”) from the date of each Osiris Improvement Notice to reject the Osiris Improvement.  If BSC notifies Osiris during the BSC Election Period that BSC rejects the Osiris Improvement, the definitions of “Patents” (if an Osiris Patent Improvement) and “Licensed Technology” shall thenceforth be deemed not to include such Osiris Improvement and such

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST.  REDACTED MATERIAL IS MARKED WITH A “*” AND BRACKETS AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Osiris Improvement shall be removed from the license to Licensed Technology granted to BSC under Section 2.01.  If, however, BSC fails to respond to Osiris during the BSC Election Period with respect to the Osiris Improvement Notice, the definitions of “Patents” (if an Osiris Patent Improvement) and “Licensed Technology” shall continue to be deemed to include such Osiris Improvement and the license granted to BSC to Licensed Technology under Section 2.01 shall continue to include such Osiris Improvement.

SECTION 2.05 Exclusivity.

(a)           Notwithstanding anything in this Agreement to the contrary, during the term of this Agreement, (i) Osiris may not enter into any license (except as expressly provided in Section 2.01 with respect to Affiliates and Third Party contract manufacturers), commercialization, collaboration, distribution or similar agreement with respect to the application of MSCs in the Field or MSC Technology in the Field with Persons other than BSC without the prior written consent of BSC and (ii) any and all MSCs sold by Osiris to Persons other than BSC must be sold with a limited label license or other restriction that states such MSCs may only be used in a specified field or application, where such specified field or application does not fall within the Field, e.g., “For use only in __________ applications.”

(b)           Notwithstanding anything in this Agreement to the contrary, during the term of this Agreement, BSC may not enter into any in-license or similar agreement with respect to MSC Products with Persons other than Osiris without the prior written consent of Osiris, which consent shall not be unreasonably withheld or delayed, provided, however that the Parties agree that it shall be reasonable for Osiris to withhold consent with respect to any MSC Product for which BSC’s license under Section 2.01 of this Agreement has converted to a non-exclusive license pursuant to the terms of this Agreement or the Development Agreement.

SECTION 2.06 Commercialization; Sales Updates.

(a)           BSC shall use commercially reasonable efforts to promote (including without limitation pre-marketing, advertising, education and detailing), market, distribute, sell and provide product support for (collectively, “Commercialize”) the Products in each country where the Parties obtain Approval for the Products (or, if an Approval covers a group of countries; in such group as a whole), and in any event, shall exert efforts and take an approach to Commercializing the Products that is consistent with those BSC exerts and takes in Commercializing other products developed by BSC of similar marketability and profitability.

(b)           Semi-annually, BSC shall notify Osiris in writing of monthly gross sales, net sales and unit volume by country or other geographical grouping, as is consistent with BSC practices (in local currency).

SECTION 2.07 Non-Solicitation.  During the Term, each Party agrees that it shall not solicit any employee of the other Party or any of its Affiliates, with whom it has come in contact or interacted for the purposes of the performance of any of the Transaction Documents, to leave the employment of the other Party or its Affiliate and accept employment or work as a consultant with the first Party.  Notwithstanding the foregoing, nothing herein shall restrict or preclude

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either Party’s right to make generalized searches for employees by the issue of advertisement in the media (including trade media) or by engaging search firms to engage in searches that are not targeted or focused on an employee or employees of the other Party.

ARTICLE III
INTELLECTUAL PROPERTY OWNERSHIP AND PROTECTION

SECTION 3.01 Pre-Existing Rights.  Each Party acknowledges that any and all Intellectual Property of the other Party is and shall continue to be owned by such other Party, subject only to the licenses granted under this Agreement, the Development Agreement, and the Contract Manufacturing Agreement.

SECTION 3.02 Maintenance of Intellectual Property.  Osiris shall perform all filings, recordings and other acts, and pay all required fees and taxes, to maintain and protect its interest in each item of Licensed Technology.  Osiris shall not permit any item of Owned Licensed Technology in the Field, and shall use its reasonable best efforts to not permit any item of Sublicensed Technology in the Field, to become abandoned, dedicated to the public, disclaimed or to lapse without the prior written consent of BSC.  Except in the event of (i) a Change of Control or (ii) a sale of the Owned Licensed Technology in the Field in conjunction with a sale of all or substantially all of the business of Osiris, and provided, in either case (i) or (ii), the recipient or purchaser of the Owned Licensed Technology in the Field agrees to assume and is capable of assuming all obligations and liabilities under this Agreement, Osiris shall not sell or assign any item of Owned Licensed Technology in the Field without the prior written consent of BSC, such consent not to be unreasonably withheld or delayed.  In the event Osiris grants a security interest in or to any of the Owned Licensed Technology in the Field, Osiris shall provide BSC written notification of such grant, such notification to be provided no later than thirty (30) business days after the date of such grant.

SECTION 3.03 Infringement of Owned Licensed Technology.

(a)           In the event that any Party obtains knowledge of any actual or threatened infringement or misappropriation by another Person of any of the Owned Licensed Technology in the Field, such Party shall notify the other Party in writing promptly of such actual or threatened infringement or misappropriation and provide the other Party with any available evidence of such actual or threatened infringement or misappropriation.

(b)           Osiris, at its expense, shall have the first right to commence, prosecute and settle or otherwise compromise any dispute, action, suit or proceeding involving or against any other Person believed to have infringed or misappropriated any Owned Licensed Technology in the Field (“Proceeding”).  In the event that Osiris institutes a Proceeding, BSC shall have the right to join or intervene in such Proceeding.  No settlement, consent judgment or other voluntary final disposition of any Proceeding brought pursuant to this Paragraph 3.03(b) may be entered into by either Party without the consent of the other Party, which consent shall not be unreasonably withheld or delayed.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST.  REDACTED MATERIAL IS MARKED WITH A “*” AND BRACKETS AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

(c)           In the event Osiris does not institute a Proceeding to obtain a discontinuance of or remedy for any actual or threatened infringement or misappropriation of the Owned Licensed Technology in the Field within sixty (60) days of the date of receipt by Osiris of a written demand from BSC, then BSC, at its cost, may institute a Proceeding with respect to the actual or threatened infringement or misappropriation at its own expense.  If required by Law, Osiris shall permit any action under this Paragraph 3.03(c) to be brought in its name, including being joined as party-plaintiffs.

(d)           In the event a Party initiates a Proceeding pursuant to this Section 3.03, the other Party shall cooperate fully, including, if required to bring such action, the furnishing of a power of attorney.

(e)           Any recovery with respect to infringement or misappropriation in the Field shall first be applied in satisfaction of out-of-pocket expenses and fees, including attorneys’ fees and expenses, incurred by the Parties and the remainder shall belong to Osiris.  Any recovery with respect to infringement or misappropriation outside the Field shall first be applied in satisfaction of out-of-pocket expenses and fees, including attorneys’ fees and expenses, incurred by the Parties and the remainder shall be divided equally between the Parties.

SECTION 3.04 Infringement of Sublicenscd Technology.  In the event that any Party obtains knowledge of any actual or threatened infringement or misappropriation by another Person of any of the Sublicensed Technology in the Field, such Party shall notify the other Party in writing promptly of such actual or threatened infringement or misappropriation and provide the other Party with any available evidence of such actual or threatened infringement or misappropriation.  Osiris shall use commercially reasonable efforts to obtain a discontinuance of or remedy for any actual or threatened infringement or misappropriation, including promptly informing the owner of the relevant Sublicensed Technology and working with such owner to obtain a discontinuance of or remedy for any actual or threatened infringement or misappropriation.

ARTICLE IV
PAYMENTS

License Fees.  BSC shall pay to Osiris the license fees in the amount and in accordance with the schedule set forth below (“License Fees”):

(i)                                     within ten (10) Business Days of the Effective Date:  $5 million;

(ii)                                  within ten (10) Business Days of the enrollment of the first patient in the first Phase III clinical trials for an MSC Product developed pursuant to the Development Agreement:  $10 million;

(iii)                               within ten (10) Business Days of the first filing of a Biologics License Application with respect to an MSC Product developed pursuant to the Development Agreement:  $5 million; and

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(iv)                              within ten (10) Business Days of the first approval by the FDA of an MSC Product developed pursuant to the Development Agreement:  $10 million.

SECTION 4.02 Royalties.  In addition to License Fees, BSC shall pay Osiris royalties for MSC Products acquired or manufactured by BSC or its Affiliates outside of the terms of the Contract Manufacturing Agreement, if any, in the amount and in accordance with the provisions set forth in Exhibit C (“Royalties”).  For the avoidance of doubt, if BSC pays Transfer Prices for MSC Products purchased pursuant to the Contract Manufacturing Agreement then no Royalties shall be due in respect of MSC Products so purchased.  Royalties shall be paid by BSC to Osiris on a quarterly basis, no later than thirty (30) Business Days after the end of each calendar quarter.

SECTION 4.03 Osiris Audit Rights.  BSC shall maintain accurate records and books of account sufficient to substantiate the Royalties paid to Osiris, including records of the quantities of MSC Products sold.  Upon reasonable notice to BSC, Osiris shall have the right to conduct an audit, not more than once per calendar year, through an independent accounting firm reasonably acceptable to BSC, of the calculation of the ASP for MSC Products and to examine the records and books of accounts of BSC in connection therewith.  If such audit determines that payments are due to Osiris, BSC shall pay to Osiris any such additional amounts within thirty (30) days of the date on which such auditor’s written report is delivered to BSC and Osiris.  Osiris shall bear the full cost and expense of such audit, unless a discrepancy in excess of five percent (5%) in favour of Osiris is discovered, in which event BSC shall bear the full cost and expense of such audit.

SECTION 4.04 Deductions.  Any income or other taxes which BSC is required by Law to pay or withhold on behalf of Osiris with respect to monies payable to Osiris under this Agreement shall be deducted from the amount of such payments and paid to the relevant competent taxing authority.  BSC shall promptly provide Osiris with a certificate or other documentary evidence to enable Osiris to support a claim for a refund or a foreign tax credit with respect to any such tax so withheld or deducted by BSC.  BSC and Osiris will reasonably cooperate in completing and filing documents required under the provisions of any applicable tax treaty or under any other applicable law, in order to enable BSC to make such payments to Osiris without any deduction or withholding, if possible.

SECTION 4.05 Interest on Late Payments.  Interest shall accrue on late payments by BSC at a rate of eight percent (8%) per annum or the maximum amount permitted by Law, whichever is less.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

SECTION 5.01 Mutual Representations.  Each Party hereby represents and warrants to the other Party as follows:

(a)           The execution, delivery and performance of this Agreement by such Party have been duly authorized by all necessary action on the part of such Party.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST.  REDACTED MATERIAL IS MARKED WITH A “*” AND BRACKETS AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

(b)           This Agreement has been duly executed and delivered by such Party and, assuming due authorization, execution and delivery by the other Party, constitutes a legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights and remedies generally, and (ii) the effect of general equitable principles, regardless of whether asserted in a proceeding in equity or at law.

(c)           Such Party’s execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate, conflict with or result in the breach of any provision of the certificate of incorporation or by-laws (or similar organizational documents) of such Party, (ii) conflict with or violate any Law or governmental order applicable to such Party or its assets, properties or businesses, or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any encumbrance on any of its outstanding shares of common stock or preferred stock or any of the assets or properties of such Party pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which it is a party or by which any of such Party’s shares of common stock or preferred stock or any of the Party’s assets or properties is bound or affected.

(d)           It is not a party to any litigation relating to, or that could reasonably be expected to affect, its ability to perform its obligations under this Agreement.

SECTION 5.02 Osiris Warranties.  Osiris hereby represents and warrants to BSC as follows:

(a)           Osiris is the sole and exclusive owner of the entire right, title and interest in and to, or holds an exclusive license under, the Licensed Technology, free and clear of all Encumbrances, and, to the actual knowledge of Osiris, is entitled to use and license the Licensed Technology in the Field, subject only to the terms of license agreements with respect to the Sublicensed Technology and copies of all such agreements have been provided to BSC.  To the actual knowledge of Osiris, no other Person (including any government) has any license, claim or other right or interest in or to the Licensed Technology in the Field.  To the actual knowledge of Osiris, the Licensed Technology may be exclusively licensed in the Field as provided in this Agreement, without incurring any obligation to any other Person (except with respect to any statutory march-in rights and the payment of royalties).

(b)           To the actual knowledge of Osiris, the Licensed Technology is valid and enforceable and not subject to any outstanding consent, settlement, decree, order, injunction, judgment or ruling that would impair the validity or enforceability of any such Licensed Technology.

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST.  REDACTED MATERIAL IS MARKED WITH A “*” AND BRACKETS AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

(c)           To the actual knowledge of Osiris, the Licensed Technology includes all of the Intellectual Property necessary to develop, manufacture, distribute, sell, use and export the Products.

(d)           To the actual knowledge of Osiris, the use of the Licensed Technology in the Field does not infringe or misappropriate any Intellectual Property or other rights of any Third Party.

(e)           To the actual knowledge of Osiris, the making, using, selling, offering for sale, exporting or importing of the Products will not infringe or misappropriate any Intellectual Property or other rights of any Third Party.

(f)            Osiris has made all reasonable inquiries and has diligently conducted a reasonably complete and thorough due diligence review and investigation of Intellectual Property rights of Third Parties in the Field and prior art in the Field as part of Osiris’s preparation and prosecution of its patent rights and its general due diligence undertakings in connection with entering into this Agreement, and has reviewed all relevant information and prior art obtained or derived from such due diligence review and investigation.  Osiris has disclosed all material prior art of which it has knowledge and other material information obtained or derived from such due diligence review and investigation to BSC as of the date hereof.

(g)           Osiris has not granted any Person, other than BSC, a license to or under any of the Licensed Technology in the Field.

SECTION 5.03 DISCLAIMER.  EXCEPT AS EXPLICITLY PROVIDED IN THIS ARTICLE, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS, IMPLIED, OR STATUTORY, AND THE PARTIES EXPRESSLY DISCLAIM ALL OTHER WARRANTIES.

SECTION 5.04 Osiris Indemnity.  Osiris hereby agrees to indemnify and hold harmless each BSC Indemnitee from and against any and all Losses incurred by it, her or him arising from any Action made, brought or threatened against any of the BSC Indemnitees by a Third Party as a result of (a) any negligent or willful act or omission of Osiris in relation to its, her or his obligations under this Agreement, (b) the breach of any representation or warranty, covenant or agreement by Osiris contained in this Agreement, (c) any allegation that the use of the Licensed Technology infringes or misappropriates any Third Party’s Intellectual Property, (d) any allegation that the manufacture, use, sale, offer to sell, export or import of any Product infringes or misappropriates any Third Party’s Intellectual Property or (e) the Burns Litigation; for the avoidance of doubt, the Losses in respect of which each BSC Indemnitee shall be entitled to indemnification under this Section 5.04(e) shall include, without limitation, any adverse effect upon, or modification of, the license or any other rights granted to BSC under this Agreement and any reduction in the amount of capital stock of Osiris held by BSC.

SECTION 5.05 BSC Indemnity.  BSC agrees to indemnify, defend and hold harmless each Osiris Indemnitee from and against any and all Losses incurred by it, her or him arising from any Action made, brought or threatened against any of the Osiris Indemnitees by a Third

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Party as a result of (a) any negligent or willful act or omission of BSC in relation to its, her or his obligations under this Agreement or (b) the breach of any representation or warranty, covenant or agreement by BSC contained in this Agreement.

SECTION 5.06 Special Damages.  IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT.

SECTION 5.08  Insurance.  Each Party shall maintain comprehensive general liability insurance, including products liability, with a minimum liability coverage limit of two million dollars ($2,000,000) per occurrence.

ARTICLE VI
CONFIDENTIALITY

SECTION 6.01 Confidentiality.  During the Term of this Agreement and for the period of three (3) years thereafter, the Receiving Party shall maintain Confidential Information in confidence, and shall not disclose, divulge or otherwise communicate such Confidential Information to others, or use it for any purpose, except pursuant to, and in order to carry out, the terms and objectives of this Agreement.  The Receiving Party hereby shall exercise every reasonable precaution to prevent and restrain the unauthorized disclosure of such Confidential Information by any of its directors, officers, employees, consultants, subcontractors, or agents.  Upon termination of this Agreement, each Party hereby shall return to the other Party, upon demand, all Confidential Information in its possession or, upon demand, to destroy such Confidential Information and provide a certificate to the other Party of such destruction signed by an officer of the destroying Party.

SECTION 6.02 Release from Restrictions.  The provisions of Section 6.01 shall not apply to any Confidential Information disclosed hereunder that:

(a)           is lawfully disclosed to the Receiving Party by an independent, unaffiliated third Party rightfully in possession of the Confidential Information and under no confidentiality or fiduciary obligation not to make disclosure;
(b)           becomes published or generally known to the public through no fault or omission on the part of the Receiving Party;
(c)           is developed independently by the Receiving Party without access to the Confidential Information of the Disclosing Party;
(d)           is legally required to be disclosed to the FDA; provided, however, the Receiving Party shall continue to treat such Confidential Information as confidential pursuant to Section 6.01 unless and until such Confidential Information becomes published or generally known to the public through no fault or omission on the part of the Receiving Party; or

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(e)           a Party is legally compelled to disclose; provided, however, that the Receiving Party shall provide prompt written notice of such requirement to the Disclosing Party so that the Disclosing Party may seek a protective order or other remedy or waive compliance with Section 6.01; and provided further that in the event that such protective order or other remedy is not obtained or the Disclosing Party waives compliance with Section 6.01, the Receiving Party shall be permitted to furnish only that portion of such Confidential Information that is legally required to be provided and the Receiving Party shall exercise its reasonable best efforts to obtain assurances that confidential treatment shall be accorded such information.

SECTION 6.03 Public Announcements and Publications.  Except as required by Law or by the requirements of any securities exchange on which the securities of a Party hereto are listed, no Party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other Party, and the Parties shall cooperate as to the timing and contents of any such press release or public announcement.

ARTICLE VII
TERM AND TERMINATION

SECTION 7.01 Expiration.

(a)           Unless earlier terminated in accordance with this Article VII and subject to subsection (b) below, this Agreement shall expire on a country by country basis upon the expiration of the last to expire Patent in such country (“Term”); provided, however, with respect to any country in which Osiris does not own or have exclusive rights to any Patent, this Agreement shall expire on the expiration of the last to expire Patent in the United States.

(b)           With regard to the member states of the EEA, the following determines the duration of this Agreement:  This Agreement shall expire in each member state of the EEA on a country by country basis on the later to occur of

(i)                                     the tenth anniversary of the commercial launch of the Products by BSC anywhere in the EEA, or

(ii)                                  the expiration, in such member state, of the last to expire of the Patents, provided these rights derive from necessary patents within the meaning of the block exemption on technology transfer under Article 81 of the EC Treaty (the “TTBE”);

provided, however, that if in such member state the expiration of the last to expire of the Patents occurs prior to the tenth anniversary of the commercial launch of the Products by BSC anywhere in the EEA, and the Know-How has become generally known or insubstantial, through no fault of BSC, then this Agreement shall terminate with respect to such member state.

SECTION 7.02 Mutual Agreement.  This Agreement may be terminated at any time upon mutual written agreement of the Parties.

SECTION 7.03 Termination for Cause.  This Agreement may be terminated by either Party, if the other Party shall be in material breach of any provision contained in this Agreement and any such breach shall not have been remedied within ninety (90) Business Days after receipt of written notice from any other Party specifying (i) such breach and (ii) intention to terminate if such breach is not cured within ninety (90) Business Days.

SECTION 7.04 Insolvency of Other Party.  This Agreement may be terminated by a Party if the other Party should commence any case, proceeding or action (i) under any existing or future Law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts or (ii) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets; or, there shall be commenced against the other Party any such case, proceeding or other action which results in the entry of an order for relief or any such adjudication or appointment remains undismissed, undischarged or unbonded for a period of thirty (30) days.

SECTION 7.05 Automatic Termination.  This Agreement shall automatically terminate upon the termination of the Development Agreement by BSC pursuant to Section 7.03 thereof (Termination of Agreement Prior to FDA Approval); provided, however, notwithstanding anything in this agreement to the contrary, effective immediately upon Osiris’ receipt of notice to terminate, as provided pursuant to Section 7.03 of the Development Agreement, no further License Fees shall become due or payable to Osiris and Osiris shall have no right to any further License Fees.

SECTION 7.06 Termination of the Development Agreement.  This Agreement may be terminated by Osiris in the event of a termination of the Development Agreement, in accordance with the terms of the Development Agreement, because of material breach by BSC of the Development Agreement prior to the first Approval by the FDA of a Product.

SECTION 7.07 Effect of Termination.

(a)           In the event of termination of this Agreement pursuant to Section 7.02, the effect of such termination will be as agreed to in writing by the Parties.

(b)           In the event of termination of this Agreement by BSC pursuant to Sections 7.03 or by BSC pursuant to Section 7.04, the licenses granted pursuant to Article II of this Agreement shall survive but only so long as (i) BSC pays any remaining License Fees owed to Osiris and (ii) BSC continues to (a) pay Royalties per Section 4.02 with respect to MSC Products not acquired pursuant to the terms of the Contract Manufacturing Agreement or (b) pay Transfer Prices with respect to MSC Products purchased from Osiris in accordance with the Contract Manufacturing Agreement.  Notwithstanding this subsection (b), at the time that this Agreement

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would have expired on a country by country basis pursuant to the terms of Section 7.01, the foregoing licenses shall be deemed to have expired in such country pursuant to such Section 7.01 with the termination effect that would occur solely upon an expiration under Section 7.01.

(c)           In the event of termination of this Agreement by Osiris pursuant to Section 7.03, the licenses granted by Osiris to BSC pursuant to Article II of this Agreement shall survive as a non-exclusive license (except that such licenses shall remain exclusive with respect to any MSC Product that has FDA Approval as of the date of termination of this Agreement), but only so long as (x) BSC pays any remaining License Fees owed to Osiris and (y) BSC continues to (A) pay Royalties per Section 4.02 with respect to MSC Products not acquired pursuant to the terms of the Contract Manufacturing Agreement or (B) pay Transfer Prices with respect to MSC Products purchased from Osiris in accordance with the Contract Manufacturing Agreement.  Notwithstanding this subsection (c), at the time that this Agreement would have expired on a country by country basis pursuant to the terms of Section 7.01, the foregoing licenses shall be deemed to have expired in such country pursuant to such Section 7.01 with the termination effect that would occur solely upon an expiration under Section 7.01.

(d)           In the event of termination of this Agreement by Osiris pursuant to (i) Section 7.04 and BSC is subject to a voluntary or involuntary petition under Chapter 7 of the Bankruptcy Code as of such termination or (ii) Section 7.06, all rights, title and interest to the Products shall be owned exclusively by Osiris, BSC shall have no right in or to the Products and the licenses granted pursuant to Article II shall not survive termination.

(e)           Survival.  In addition to any clause which by its express terms survives termination, the respective rights and obligations of the parties under the provisions of Articles VI (Confidentiality), VII (Term and Termination), and Sections 3.01, 5.04, 5.05, 5.06, 8.01 and 8.09, and the rights to any amounts owed by one Party to the other prior to termination or expiration, shall also survive any termination of this Agreement.

ARTICLE VIII
MISCELLANEOUS

SECTION 8.01 Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by telecopy or registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.01):

(a)           if to Osiris:

Osiris Acquisition II, Inc.
2001 Aliceanna Street
Baltimore, Maryland  21231-3043
Attention:  Chief Executive Officer
Facsimile No.:  (410) 522-6999

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with a copy to:

Wilmer, Cutler & Pickering
2445 M Street, NW
Washington, D.C.  20037
Attention:  Michael R. Klein, Esq.
Facsimile No.:  (202) 663-6000

(b)           if to BSC:

Boston Scientific Corporation
One Boston Scientific Place
Natick, MA  01760-1537
Telecopy:  (508) 650-8956
Attention:  Lawrence C. Best, Senior Vice President and CFO

with a copy to:

Boston Scientific Corporation
One Boston Scientific Place
Natick, MA  01760-1537
Telecopy:  (508) 650-8956
Attention:  General Counsel

SECTION 8.02 Headings.  The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of the Agreement.

SECTION 8.03 Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

SECTION 8.04 Entire Agreement.  The Transaction Documents constitute the entire agreement of the Parties with respect to the subject matter thereof and supersede all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter thereof.

SECTION 8.05 Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.  Neither Party may assign this Agreement without the prior written consent of the other Party; provided,

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however that a Party may assign to an Affiliate its rights and obligations under this Agreement without the approval of the other Party.  No assignment by either Party permitted hereunder shall relieve the applicable Party of its then-existing obligations under this Agreement.

SECTION 8.06 No Third Party Beneficiaries.  This Agreement shall be binding upon and inure solely to the benefit of the Parties and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever.

SECTION 8.07 Change of Control.  In the event of a Change of Control of Osiris or BSC, this Agreement and all rights and obligations of each Party shall survive such Change of Control unaffected.

SECTION 8.08 Amendment.  This Agreement may not be amended or modified except by an instrument in writing signed by authorized representatives of Osiris and BSC.

SECTION 8.09 Governing Law and Venue.  This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware.  The Parties unconditionally and irrevocably agree and consent to the exclusive jurisdiction of the courts located in the state of Delaware and waive any objection with respect thereto, for the purpose of any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, and further agree not to commence any such action, suit or proceeding except in any such court.

SECTION 8.10 Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 8.11 No Waiver.  The failure of either Party to enforce at any time for any period the provisions of or any rights deriving from this Agreement shall not be construed to be a waiver of such provisions or rights or the right of such Party thereafter to enforce such provisions.

SECTION 8.12 Independent Contractor.  In performing under this Agreement, each Party shall be acting as an independent contractor and shall not be considered or deemed to be an agent, employee, joint venturer, or partner of the other Party.  Each Party shall at all times maintain complete control over its personnel and operations.  Neither Party shall have, or shall represent that it has any power, right or authority to bind the other Party to any obligation or liability, or to assume or create any obligation or liability on behalf of the other Party.

SECTION 8.13 Statement of Intent With Respect to Bankruptcy.  The Parties intend that all rights and licenses granted under this Agreement with respect to Licensed Technology are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, 111 U.S.C. § 101, et seq. (“Bankruptcy Code”), licenses of rights to

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“intellectual property” as defined in the Bankruptcy Code.  The Parties agree that BSC, as a licensee of intellectual property, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code.

SECTION 8.14 Registration and Filing of this Agreement.  To the extent, if any, that a Party concludes in good faith that it is required to file or register this Agreement or a notification thereof with any governmental authority, including, without limitation, the U.S. Securities and Exchange Commission, the Competition Directorate of the Commission of the European Communities, the U.S. Department of Justice or the U.S. Federal Trade Commission, in accordance with Law, such Party shall inform the other Party thereof and both Parties shall cooperate each at its own expense in such filing or notification and shall execute all documents reasonably required in connection therewith.  In such filing or registration, the Parties shall request confidential treatment of sensitive provisions of the Agreement, to the extent permitted by Law.  The Parties shall promptly inform each other as to the activities or inquiries of any such governmental authority relating to this Agreement, and shall cooperate to respond to any request for further information therefrom on a timely basis.

SECTION 8.15 Force Majeure.  If any of the Parties is delayed or prevented in fulfilling its undertakings in accordance with this Agreement by unforeseeable circumstances beyond its control, and without the fault or negligence of such Party such as, but not limited to, acts of God, fire, flood, embargo or war, (a “Force Majeure”), the Party shall be exempted from liability for delays due to such reasons; provided, however, that it promptly notifies the other Party thereof after such a circumstance has occurred.  Upon such notification, the Parties shall agree upon a reasonable extension of the time for performance, not to exceed an extension equal to the period the Force Majeure condition continues to exist; provided, however the Party so affected shall take whatever reasonable steps are necessary to relieve the effect of such circumstance as rapidly as possible.  For purposes of this Agreement, the Parties agree that general shortages of transport, goods or energy and faults or delays in deliveries from subcontractors or suppliers shall not constitute a Force Majeure.

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IN WITNESS WHEREOF, BSC and Osiris have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BOSTON SCIENTIFIC CORPORATION			OSIRIS ACQUISITION II, INC.

By:	/s/ Larry Best		By:	/s/ William H. Pursley
	Name:	Larry Best		Name:	William H. Pursley
		Senior Vice President and		Title:	President and Chief
		Chief Financial Officer			Executive Officer

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Exhibit B: MSCs

MSCs are non-embryonic stem cells that are a predominantly homogeneous cell population, from any source, that can differentiate to more than one mesenchymal lineage and potentially to ectodermal, neural, or endothelial lineages.

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Exhibit C: Royalties

For each MSC Product (i) sold by BSC in a country where Osiris owns an issued, enforceable Patent and where the MSC for such MSC Product was not acquired pursuant to the terms of the Contract Manufacturing Agreement and the use or sale of the MSC Product is covered by one or more claims of the issued Patent or (ii) sold by BSC and manufactured by BSC in a country where Osiris owns an issued, enforceable Patent and where the MSC for such MSC Product was not acquired pursuant to the terms of the Contract Manufacturing Agreement and the manufacture of the MSC Product is covered by one or more claims of the issued Patent, BSC shall pay Osiris the following royalty payments based on percentages of the Average Selling Price (“ASP,” as further defined below) of such MSC Product less the cost and expenses incurred by BSC in the manufacturing of such MSC Product (“MC”):

For MSC Products developed entirely under the Development Agreement:

(i)            For the sale of MSC Products in the intravenous infusion market ([*]% of ASP)-MC

(ii)           For the sale of MSC Products in the direct injection market, the amounts due to Osiris for purchase of MSC Products shall be based on the cumulative net revenue from sales of the specific MSC Product during the term of this Agreement:

[**************************************]
[**************************************]
[**************************************]
[**************************************]
[**************************************]

For MSC Products developed entirely outside the Development Agreement:

The Parties shall work together in good faith to determine the appropriate royalty payments due to Osiris for MSC Products developed by BSC outside the Development Agreement; provided, however, (i) the Parties agree to take into account the research and development costs incurred by BSC in developing such MSC Products and (ii) in any event, the royalty payments due to Osiris for such MSC Products shall be no less than ([*]% of ASP)-MC and no greater than ([*]% of ASP)-MC.

For MSC Products developed partially under the Development Agreement:

The Parties shall work together in good faith to determine the appropriate royalty payments due to Osiris for MSC Products where development of such MSC Products began under the Development Agreement but BSC completed development of such MSC Products outside the Development Agreement; provided, however, (i) the Parties agree to take into account the phase at which BSC took over development of the MSC Product and the research and development costs incurred by BSC in developing such MSC Products and (ii) in any event,

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 the royalty payments due to Osiris for such MSC Products shall be within the ranges set forth below:

(a)           ([*******]% of ASP)-MC for MSC Products sold in the intravenous infusion market where BSC took over development of such MSC Product during Phase III long-term research and testing of the MSC Product;

(b)           ([*******]% of ASP)-MC for MSC Products sold in the intravenous infusion market where BSC took over development of such MSC Product during Phase II efficacy research and testing of the MSC Product;

(c)           ([*******]% of ASP)-MC for MSC Products sold in the direct injection market where BSC took over development of such MSC Product during Phase III long-term research and testing of the MSC Product; and

(d)           ([*******]% of ASP)-MC for MSC Products sold in the direct injection market where BSC took over development of such MSC Product during Phase II efficacy research and testing of the MSC Product.

Calculation of ASP

The ASP for each Final Product shall be set initially by BSC and be reset each January 1st and July 1st to be equal to the Average Selling Price of such Final Product during the preceding six (6) months, where “Average Selling Price” shall mean the Net Sales, booked by BSC or its Affiliates, in accordance with generally accepted accounting principles as utilized by BSC in preparing its publicly reported financial statements, during the preceding six (6) months, divided by the number of units of the Final Product shipped during the preceding six (6) months.

Sales and expense data not in US Dollars shall be converted into US Dollars using the applicable exchange rate for converting such local currency rate to the US Dollar as follows:

(i)            When reporting on or invoicing monthly sales data, the monthly average exchange rate is used to convert local currencies into U.S. currency.  The monthly average exchange rates are calculated based on the daily rates, as published by Bloomberg.

(ii)           When reporting on or invoicing quarterly sales data, the quarterly average exchange rate is used to convert local currencies into U.S. currency.  This quarterly average exchange rate is calculated based on the monthly average exchange rates.

(iii)          When reporting on or invoicing semi-annual sales data, the average of the quarterly average exchange rates is used to convert local currencies into U.S. currency.